Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Communications Director	Investor Relations Director
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843.574.3892
tommy.pruitt@forceprotection.net	wes.harris@forceprotection.net

Force Protection Receives $64.1 Million Award for Additional Vehicle Modernization

~Almost 2,000 U.S.M.C. Cougars to be Enhanced with Seat Survivability Upgrade Kits ~

Ladson, SC (August 23, 2010) — Force Protection Industries, Inc., a wholly-owned subsidiary of Force Protection Inc. (NASDAQ:FRPT), a leading designer, developer and manufacturer of survivability solutions and provider of total life cycle support for those products, today announced that it has received a  modification to existing contract M67854-07-D-5031 with an approximate  value of  $64.1 million for seat survivability upgrade kits for 1,946 Mine Resistant Ambush Protected Category I Cougar vehicles.  The modification is subject to definitization. Work will be performed primarily in Afghanistan with additional work in Kuwait and home stations in the United States.  All work under this modification is expected to be complete by February, 2011.

Randy Hutcherson, Chief Operating Officer for Force Protection Industries, Inc., said, “We are pleased to provide these seat upgrades to enhance the already significant survivability of the Cougar vehicle.  This award represents an important milestone in our ongoing upgrade, sustainment and modernization efforts.  As we continue to develop additional survivability enhancements we will work with our customers to implement those enhancements on our installed fleet of vehicles.”

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (“IEDs”, commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing new vehicle platforms (including the Ocelot and JAMMA) that provide increased modularity, speed, mobility and concealment with enhanced levels of blast- and ballistic-protection.  The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and advanced on and off-road driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth, demand and interest for Force Protection’s services and vehicles, including the Cougar; expectations for future modernization and service-related contracts for the Cougar; the benefits and suitability of the Cougar, including its survivability enhancements; the ability to meet current and future requirements, including expected work completion dates; the Company’s execution of its business strategy and strategic transformation, including its opportunities to grow the business; and, the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, ability to effectively manage the risks in the

Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; and, the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and as updated in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

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